Exhibit 10.11

PJT PARTNERS INC. 2015 BONUS DEFERRAL PLAN

Purpose

The PJT Partners Inc. 2015 Bonus Deferral Plan (the “Plan”) represents a deferred compensation plan for certain eligible employees and partners of PJT Partners Inc. (“PJT Partners”) and certain of its affiliates in order to provide such individuals with pre-tax deferred incentive compensation awards and thereby enhance the alignment of interests between such individuals and the Company and its affiliates. This Plan governs Annual Bonuses (as defined below) earned in respect of 2015 and subsequent calendar years. This Plan operates as a sub-plan to the PJT Partners Inc. 2015 Omnibus Incentive Plan and, accordingly, any Common Shares (as defined below) or equity-based awards thereon issued pursuant to this Plan will be deemed as issued under the share reserve established under the PJT Partners Inc. 2015 Omnibus Incentive Plan.

ARTICLE I.

DEFINITIONS

As used herein, the following terms have the meanings set forth below.

“Affiliated Employer” means, except as provided under Section 409A of the Code and the regulations promulgated thereunder, any company or other entity that is related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code.

“Annual Bonus” means the annual bonus awarded to a Participant with respect to a given Fiscal Year under the applicable annual bonus plan, program, agreement or other arrangement (as designated by the Plan Administrator in its sole discretion); provided that a Participant’s Annual Bonus for purposes of this Plan shall exclude any bonus or other amount, the payment of which has been guaranteed or promised to the Participant at any time prior to the Annual Bonus Notification Date pursuant to any agreement, plan, program or other arrangement between the Participant and the Company (a “Guaranteed Bonus”) unless the document evidencing the Guaranteed Bonus expressly provides for the deferral of all or a specified portion of such Guaranteed Bonus, in which case such deferral will occur pursuant to the terms and conditions set forth in such document. Notwithstanding the foregoing, if the Plan Administrator determines that the deferral under the Plan of a Participant’s Guaranteed Bonus likely would result in the imposition of tax or penalties under Section 409A of the Code, the Participant’s Annual Bonus shall exclude such Guaranteed Bonus.

“Annual Bonus Notification Date” means the date on which the Company notifies a Participant of the amount of such Participant’s Annual Bonus (if any) for the relevant Fiscal Year.

“Board” means the board of directors of PJT Partners.

“Bonus Deferral Amount” has the meaning set forth in Section 3.01(a).

“Cause,” with respect to a Participant, has the meaning set forth in the Employment Agreement to which such Participant is a party.

“Change in Control” means, with respect to the Company, a “Change in Control” as defined under the Equity Incentive Plan, to the extent that such event also constitutes a “change of control” within the meaning of Section 409A of the Code and the regulations and Internal Revenue Service guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the publicly-traded shares of Class A Common Stock of PJT Partners which are available for issuance under the Equity Incentive Plan.

“Company” means PJT Partners and each Participating Employer (individually or collectively as the context requires).

“Competitive Activity” means a Participant’s engagement in any activity that would constitute a violation of any non-competition covenants to which the Participant is subject under the Participant’s Employment Agreement, determined without regard to the actual duration of such non-competition covenants pursuant to the Employment Agreement.

“Deferral Award” means such number of Common Shares, restricted stock units on Common Shares or other equity-based awards denominated in Common Shares calculated in accordance with Section 3.01(b).

“Delivery Date” shall mean the date upon which Common Shares (or, if applicable, cash or other securities) are delivered with respect to any Deferral Award, as set forth in Section 5.01.

“Disability” has the meaning as provided under Section 409A(a)(2)(C)(i) of the Code.

“Employment” means (i) a Participant’s employment if the Participant is an employee of PJT Partners or any Affiliated Employer or (ii) a Participant’s services as a partner of PJT Partners or any Affiliated Employer if the Participant is a partner.

“Employment Agreement” means, with respect to a Participant, the Contracting Employment Agreement (including all schedules and exhibits thereto) or, with respect to a Participant who is a partner, the Partner Agreement (including all schedules and exhibits thereto), as applicable, to which such Participant is a party.

“Equity Incentive Plan” means the PJT Partners Inc. 2015 Omnibus Incentive Plan or such other plan as the Plan Administrator may designate in its sole discretion.

“Fair Market Value” shall have the meaning given to such term in the Equity Incentive Plan; provided that, with respect to a security other than Common Shares, if the fair market value of such security cannot reasonably be determined pursuant to the foregoing definition, the Fair Market Value of such security shall be the value thereof as determined pursuant to a valuation made by the Plan Administrator in good faith and based upon a reasonable valuation method.

“Fiscal Year” means the fiscal year of PJT Partners.

“Investment Date” means the January 1 immediately following the Fiscal Year in respect of which a Participant’s Annual Bonus is earned, which shall be the date on which such Participant’s Bonus Deferral Amount is deemed invested in Common Shares in accordance with Section 3.01(b).

“Participant” means a participant selected by the Plan Administrator in accordance with Section 2.01 hereof.

“Participating Employer” means PJT Partners and each Affiliated Employer (or division or unit of an Affiliated Employer) that is designated as a “Participating Employer” by the Plan Administrator and which adopts this Plan.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or enterprise or a governmental agency or political subdivision thereof.

“Plan Account” has the meaning given to such term in Section 3.01(b).

“Plan Administrator” means the Board or the committee or subcommittee thereof to whom the Board delegates authority to administer the Plan, or such other person or persons as the Board may appoint for such purpose from time to time. Additionally, the Plan Administrator may delegate its authority under the Plan to any employee or group of employees of PJT Partners or an Affiliate Employer; provided that such delegation is consistent with applicable law and guidelines established by the Board from time to time.

“Retirement” means a Participant’s Separation from Service (whether voluntary or involuntary) after (i) the Participant has reached age sixty-five (65) and has at least five (5) full years of service with the Company and Blackstone or (ii) (A) the Participant’s age plus years of service with the Company and Blackstone totals at least sixty-five (65), (B) the Participant has reached age fifty-five (55) and (C) the Participant has had a minimum of five (5) years of service the Company and Blackstone.

“Separation from Service” means a Participant’s “separation from service” with the Company within the meaning of Section 409A of the Code and the regulations thereunder.

“Vesting Date” has the meanings set forth in Sections 4.01(b) and 6.01. “Vesting Period” has the meaning set forth in Section 4.01(b).

“VWAP” means the 30-day volume weighted average trading price of a Common Share (as reported on the national exchange on which the Common Shares are listed on each such date) over the 30-day period (only counting trading days for Common Shares) immediately preceding the relevant measurement date.

ARTICLE II.

PLAN PARTICIPATION

2.01. Plan Participation. Each Fiscal Year, on or prior to the Annual Bonus Notification Date for such Fiscal Year, the Plan Administrator, in its sole discretion, will select Participants from among the employees and partners of the Participating Employers and will notify such individuals that they have been selected to participate in the Plan for such Fiscal Year. The Plan Administrator may, in its sole discretion, establish different rules and/or sub-plans under the Plan (x) with respect to Participants based outside of the United States and Participants who are employees of, or other service providers for, a “nonqualified entity” within the meaning of Section 457A of the Code, in each case, in a manner intended to address tax, administrative and securities law considerations with respect to the Company and such Participants or (y) on such terms as are approved by the Plan Administrator and communicated to the applicable Participants prior to or coincident with the Annual Bonus Notification Date. Such alternate rules and/or sub-plans may include, without limitation, different treatment with respect to timing of vesting and delivery of Common Shares (or, if applicable, cash or other securities) under the Plan and may be set forth in Schedules to be attached hereto from time to time.

ARTICLE III.

DEFERRALS

3.01. Bonus Award Deferrals.

(a) With respect to a given Fiscal Year commencing with the Fiscal Year ending December 31, 2015, and for each Participant selected to participate in the Plan in accordance with Section 2.01 hereof, a portion of the Annual Bonus (excluding any portion thereof that is being separately deferred pursuant to this Plan or any other agreement, plan, program or other arrangement between the Participant and the Company) for the Fiscal Year shall be deferred (his or her “Bonus Deferral Amount”) in accordance with the following table (or such other table that may be adopted by the Plan Administrator prior to or coincident with the Annual Bonus Notification Date):

Portion of Annual Bonus	Marginal Deferral Rate Applicable to Such Portion	Effective Deferral Rate for Entire Annual Bonus*
$0 - 100,000	0.0%	0.0%
$100,001 - 200,000	15.0%	7.5%
$200,001 - 500,000	20.0%	15.0%
$500,001 - 750,000	30.0%	20.0%
$750,001 - 1,250,000	40.0%	28.0%
$1,250,001 - 2,000,000	45.0%	34.4%
$2,000,001 - 3,000,000	50.0%	39.6%
$3,000,001 - 4,000,000	55.0%	43.4%
$4,000,001 - 5,000,000	60.0%	46.8%
$5,000,000 +	65.0%	52.8%

*	Effective Deferral Rates are shown for illustrative purposes only and are based on an Annual Bonus equal to the maximum amount in the range shown in the far left column (which is assumed to be $7,500,000 for the last range shown).

For purposes of determining the Bonus Deferral Amount pursuant to the above table, a Participant’s total annual incentive compensation shall be taken into account, although the Bonus Deferral Amount shall only reduce (but not below zero) the amount of the Annual Bonus otherwise payable in cash on a current basis.

Notwithstanding the foregoing: (i) if a Participant’s Annual Bonus includes a Guaranteed Bonus, such Participant’s Bonus Deferral Amount shall be equal to (x) the portion of the Guaranteed Bonus which the document evidencing the Guaranteed Bonus states will be deferred, plus (y) a portion of the amount (if any) by which the Participant’s Annual Bonus exceeds his or her Guaranteed Bonus, determined pursuant to the table above and (ii) the Company reserves the right to change the method by which a Participant’s Bonus Deferral Amount will be calculated with respect to any Annual Bonus by notifying the Participant in writing in advance of the Annual Bonus Notification Date for such Annual Bonus. Deferral of each Participant’s Bonus Deferral Amount for the relevant Fiscal Year shall be automatic and mandatory and shall occur immediately prior to the Investment Date for such Fiscal Year. The excess of the Participant’s Annual Bonus for the relevant Fiscal Year over his or her Bonus Deferral Amount for such Fiscal Year shall be paid to the Participant on such date and in the same manner as such Participant’s Annual Bonus would have been paid to him or her if he or she was not a Participant in the Plan with respect to such Fiscal Year.

(b) On the Investment Date, the number of underlying shares of a Participant’s Deferral Award shall be determined by taking such Participant’s entire Bonus Deferral Amount corresponding to such Investment Date and automatically and mandatorily investing such Bonus Deferral Amount on a notional basis in the number of Common Shares that is equal to such Bonus Deferral Amount divided by the VWAP of a Common Share as of the corresponding Annual Bonus Notification Date, rounded up to the nearest whole number. The Company will keep on its books and records an account for each Participant (his or her “Plan Account”), in which the Company will record the number of Common Shares underlying the Deferral Award awarded to such Participant.

ARTICLE IV.

VESTING

4.01. Vesting.

(a) Deferral Award. Subject to Article VI, and except as otherwise provided in Sections 6.01(f) and 6.01(g), one-third of the Common Shares underlying the Deferral Award granted to a Participant in respect of a given Investment Date will vest (but will only be deliverable pursuant to Article V) on the January 1 that immediately follows the end of each of the first, second and third Fiscal Years after the Fiscal Year to which the relevant Annual Bonus relates, subject to the Participant remaining continuously Employed with the Company through the applicable Vesting Date (or on such other vesting schedule selected by the Plan Administrator and communicated to the Participant prior to or coincident with the Annual Bonus

Notification Date or as otherwise set forth in prior versions of this Plan). For the avoidance of doubt, the Common Shares underlying Deferral Award shall not be eligible for partial-year vesting.

(b) Vesting Date; Vesting Period. For purposes of this Plan, and except as otherwise provided in Sections 6.01(f) and 6.01(g), the date upon which all or a portion of a Participant’s Deferral Award vests in accordance with the provisions of this Section 4.01 shall be referred to as the “Vesting Date” for such portion of the Deferral Award. The period between the Investment Date in respect of which a Deferral Award is granted and the Vesting Date on which such Deferral Award vests in accordance with the provisions hereof shall be referred to as the “Vesting Period.”

ARTICLE V.

DELIVERY OF SHARES

5.01. Delivery Generally. The Common Shares (or, if applicable, cash or other securities) underlying the Deferral Award shall generally be delivered to Participants on a date intended to coincide with a date upon which the underlying Common Shares (or, if applicable, other securities) may next be traded or converted by the Participant (subject to further restrictions due to Firm policies in place at such time) as set forth below:

(a) Window Period for Delivery of Deferral Award. The “Delivery Date” for each Common Share underlying a Deferral Award shall be a date selected by the Plan Administrator which generally falls between the first February 1 and March 1 following the Vesting Date applicable to such Deferral Award, subject to the discretion and limitation set forth in Section 5.02.

(b) Form of Delivery. On the applicable Delivery Date, or as soon as reasonably practicable after such Delivery Date (but in no event more than ten (10) business days after such Delivery Date, subject to the discretion and limitation set forth in Section 5.02), the Company shall issue to the Participant, in full settlement of the Company’s obligations with respect to the deliverable portion of the Participant’s Deferral Award, unless otherwise provided in a service agreement between the Participant and PJT Partners or any of its affiliates, the number of Common Shares subject to such Deferral Award or an amount in cash or other securities, including a number of interests in PJT Partners Holdings LP, with equivalent value to the VWAP of such number of Common Shares as of the date of such payment, or a combination of any of the foregoing, as determined by the Plan Administrator.

5.02. Issuance of Common Shares. The issuance of any Common Shares to a Participant pursuant to the Plan shall be effectuated by recording the Participant’s ownership of such Common Shares in a book-entry or similar system utilized by the Company as soon as practicable following the Delivery Date applicable thereto. Any Common Shares issued to a Participant hereunder will be held in an account administered by the Company’s equity plan administrator or such other account as the Plan Administrator may determine in its discretion. No Participant shall have any rights as an owner with respect to any Common Shares under the Plan prior to the date on which the Participant becomes entitled to delivery of such Common Shares in accordance with Section 5.01. The Plan Administrator may, in its sole discretion, cause the

Company to defer the delivery of any Common Shares (or, if applicable, cash or other securities) pursuant to this Plan as the Plan Administrator deems reasonably necessary to ensure compliance under federal or state securities laws, the Company’s insider trading policy or a Company-imposed “blackout period”; provided, that, such delivery shall be made at the earliest date at which the Plan Administrator reasonably anticipates would not result in such noncompliance and in no event later than the last day of the calendar year in which the applicable Vesting Date occurs.

5.03. Taxes and Withholding. As a condition to any payment or distribution pursuant to this Plan, the Company may require a Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, which the Company reasonably expects will be imposed as a result of such payment or distribution. In the discretion of the Company, the Company may deduct or withhold such sum from such payment or distribution (including by deduction or withholding of Common Shares (or, if applicable, other securities), provided that the amount the Company deducts or withholds shall not (unless otherwise determined by the Plan Administrator) exceed the Company’s minimum statutory withholding obligations. Alternatively, the Company may elect to satisfy the tax withholding obligations by advancing and remitting its own funds on behalf of the Participant to the applicable tax authorities, in which case the Participant shall be required to repay such amounts to the Company within 5 days of such remittance, together with interest thereon based on the Company’s cost of funds as determined by PJT Partners Treasury from time to time. In the event that the Company plans to advance a tax withholding remittance on behalf of the Participant as described in the preceding sentence, the Company shall provide the Participant with reasonable advance notice to permit the Participant to remit the required funds in cash to the Company prior to the required withholding date and thereby avoid the need to have the Company advance its own funds to the tax authorities.

5.04. Liability for Payment. Each Participating Employer shall be liable for the amount of any distribution or payment owed to a Participant pursuant to Section 5.01 who is Employed by such Participating Employer during the relevant Vesting Period; provided, however, that in the event that a Participant is Employed by more than one Participating Employer during the relevant Vesting Period, each Participating Employer shall be liable for its allocable portion of such distribution or payment.

ARTICLE VI.

TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

6.01. Termination of Employment. In the event that a Participant’s Employment with the Company is terminated, or a Change in Control occurs, in either case prior to the Vesting Date or Delivery Date that would otherwise apply to any portion of such Participant’s Deferral Award, vesting and delivery (if any) of the Deferral Award shall be governed by this Section 6.01.

(a) Termination by the Company For Cause. Upon termination of a Participant’s Employment by the Company for Cause, all portions of such Participant’s Deferral Award (vested and unvested) shall be forfeited without any payment.

(b) Termination by the Company Without Cause. Upon termination of a Participant’s Employment with the Company without Cause at such time as the Participant does not qualify for Retirement, such Participant’s unvested portion of the Deferral Award shall immediately vest (in which case, the date of the Participant’s termination without Cause shall be referred to as the “Vesting Date” for such portion of the Deferral Award) and be delivered to the Participant in accordance with Article V.

(c) Resignation. In the event that a Participant resigns from the Company, such Participant’s unvested portion of the Deferral Award shall be forfeited without payment.

(d) Retirement. In the event of a Participant’s Retirement from the Company, all of such Participant’s unvested portion of the Deferral Award shall continue to vest in accordance with Article IV, and shall continue to be delivered to the Participant in accordance with Article V, as though the Participant remained continuously Employed with the Company through the end of the Vesting Period; provided that if, following a termination of his or her Employment with the Company as described in this Section 6.01(d), such Participant breaches any applicable provision of the Employment Agreement to which the Participant is a party or otherwise engages in any Competitive Activity, such Participant’s portion of the Deferral Award which remains undelivered as of the date of such violation or engagement in Competitive Activity, as determined by the Plan Administrator in its sole discretion, will be forfeited without payment. As a pre-condition to a Participant’s right to continued vesting following Retirement, the Plan Administrator may require the Participant to certify in writing prior to each scheduled Vesting Date that the Participant has not breached any applicable provisions of the Participant’s Employment Agreement or otherwise engaged in any Competitive Activity.

(e) Disability. In the event that a Participant’s Employment with the Company is terminated due to the Participant’s Disability, such Participant’s unvested portion of the Deferral Award shall immediately vest (in which case, the date of the Participant’s termination due to Disability shall be referred to as the “Vesting Date” for such portion of the Deferral Award) and be delivered to the Participant in accordance with Article V.

(f) Death. In the event of a Participant’s death during his or her Employment with the Company, or during the period following termination of Employment in which any portion of his or her Deferral Award remains subject to vesting pursuant to this Section 6.01, such Participant’s portion of the Deferral Award which remains unvested as of (and have not been forfeited prior to) the date of the Participant’s death shall immediately vest and, together with any previously vested but undelivered portions of the Deferral Award, become deliverable to the Participant’s estate as of the date of the Participant’s death (in which case, the date of the Participant’s death shall be referred to as the “Vesting Date” for such portion of the Deferral Award).

(g) Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, such Participant’s portion of the Deferral Award which remains unvested as of the date of such Change in Control shall immediately vest and become deliverable as of the date of such Change in Control (in which case, the date of such Change in Control shall be referred to as the “Vesting Date” for such portion of the Deferral Award).

(h) Section 409A; Separation from Service. References in this Section 6.01 to a Participant’s termination of Employment shall refer to the date upon which the Participant has a Separation from Service.

6.02. Nontransferability. No benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance, other than by will or the laws of descent and distribution. Any attempt to violate the foregoing prohibition shall be void; provided, however, that a Participant may transfer or assign any vested interest hereunder in connection with estate planning and administration with the express written consent of the Plan Administrator.

ARTICLE VII.

ADMINISTRATION

7.01. Plan Administrator. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary authority to interpret the Plan, to make all legal and factual determinations and to determine all questions arising in the administration of the Plan, including without limitation the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all persons.

7.02. Indemnification. The Plan Administrator shall not be liable to any Participant for any action or determination. The Plan Administrator shall be indemnified by the Company against any liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him or her as a result of actions taken or not taken in connection with the Plan.

ARTICLE VIII.

AMENDMENTS AND TERMINATION

8.01. Modification; Termination. The Plan Administrator may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion, to the extent permitted by Section 409A of the Code. No further deferrals will occur under the Plan after the effective date of any such suspension or termination. Following any such termination, the Participant’s Deferral Award will continue to vest and be delivered, or be forfeited, as otherwise provided herein. Notwithstanding the foregoing, no alteration, amendment or modification of the Plan shall adversely affect the rights of the Participant in any amounts or shares accrued by or credited to such Participant prior to such action without the Participant’s written consent unless the Plan Administrator determines, in its sole discretion, that such alternation, modification or amendment is necessary for the Plan to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

8.02. Required Delay. Notwithstanding any provision to the contrary, if pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the expiration of such period, or the date of such Participant’s death, as applicable, all distributions or payments under the Plan delayed pursuant to this Section 8.02 shall be delivered or paid to the Participant (or the Participant’s estate, as applicable) in a lump sum, and any remaining distributions or payments due under the Plan shall be paid or delivered in accordance with the normal Delivery Dates specified for such distributions or payments herein.

ARTICLE IX.

GENERAL PROVISIONS

9.01. Unfunded Status of the Plan. The Plan is unfunded. A Participant’s rights under the Plan (if any) shall represent at all times an unfunded and unsecured contractual obligation of each Participating Employer that Employed Participant during the Vesting Periods and through the Delivery Dates applicable to such Participant’s Deferral Award. Each Participant and his or her estate and/or beneficiaries (if any) will be unsecured creditors of each Participating Employer with which such Participant is or was Employed with respect to any obligations owed to such Participant, estate and/or beneficiaries under the Plan. Amounts deliverable or payable under the Plan will be satisfied solely out of the general assets of the applicable Participating Employer subject to the claims of its creditors. None of a Participant, his or her estate, his or her beneficiaries (if any) nor any other person shall have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan. No Participating Employer will segregate any funds or assets to provide for any payment or distribution under the Plan or issue any notes or security for any such distribution or payment. Any reserve or other asset that a Participating Employer may establish or acquire to assure itself of the funds to provide distributions or payments required under the Plan shall not serve in any way as security to any Participant or the estate or beneficiary of a Participant for the performance of the Participating Employer under the Plan.

9.02. No Right to Continued Employment. Neither the Plan nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed to (i) create or confer on a Participant any right to be retained in the employ of the Company, (ii) interfere with or to limit in any way the Company’s right to terminate the Employment of a Participant at any time, (iii) confer on a Participant any right or entitlement to compensation in any specific amount for any future Fiscal Year or (iv) affect, supersede, amend or change the Employment Agreement (or any other agreement between the Participant and the Company). In addition, selection of an individual as a Participant for a given Fiscal Year shall not be deemed to create or confer on the Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Company, in respect of any future Fiscal Year.

9.03. No Shareholder or Ownership Rights Prior to Delivery of Shares; Dividend Equivalent Payments.

(a) Except as set forth in Section 9.03(b), Participants shall not have voting, dividend, cash distribution or any other rights as a holder of Common Shares until the issuance or transfer thereof to the Participant. For the avoidance of doubt, a Deferral Award represents an unfunded and unsecured right to receive Common Shares (or, if applicable, cash or other securities) on an applicable Delivery Date and, until such Delivery Date, the Participant shall have no ownership rights with respect to the Common Shares, cash or other securities underlying such Participant’s Deferral Award.

(b) Participants shall be entitled to receive dividend equivalent payments paid on a current basis with respect to their outstanding Deferral Award (whether vested or unvested) in form and amounts corresponding to the payments that such Participants would have received as dividend payments if they directly held the Common Shares underlying such outstanding Deferral Award on the relevant dividend payment date. A Participant’s right to receive such dividend equivalent payments with respect to Deferral Award shall cease upon the forfeiture or settlement of such Deferral Award.

9.04. Right to Offset. The Company shall have the right to deduct from amounts owed to a Participant under the Plan the amount of any deficit, debt or other liability or obligation of any kind which the Participant may at that time have with respect to the Company; provided, however, that no such right to deduct or offset shall arise or otherwise be deemed to arise until the date upon which Common Shares (or, if applicable, cash or other securities) are deliverable or payable hereunder and any such deduction or offset shall be implemented in a manner intended to avoid subjecting the Participant to additional taxation under Section 409A of the Code.

9.05. Successors. The obligations of the Company under this Plan shall be binding upon the successors of the Company.

9.06. Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of New York.

9.07. Arbitration; Venue. Any dispute, controversy or claim between any Participant and the Company arising out of or concerning the provisions of this Plan shall be finally resolved in accordance with the arbitration provisions (and the jurisdiction, venue and similar provisions related thereto) of the Employment Agreement to which such Participant is a party.

9.08. Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.